A.G. Edwards To Offer FDIC-Insured Bank Deposit Program

ST. LOUIS, September 12, 2006 – A.G. Edwards, Inc. (NYSE: AGE) announced its brokerage subsidiary, A.G. Edwards & Sons, Inc., will introduce later this year to its clients a bank deposit program that offers FDIC insurance, competitive interest rates and the opportunity to earn higher interest rates based on account type and household asset values.

Clients who make deposits to the AGE Bank Deposit Program, as it will be known, will receive several benefits, including:

•	Up to $1 million in FDIC coverage on cash deposits through A.G. Edwards accounts
•	The ability to conveniently consolidate bank deposits at multiple financial institutions into one program at A.G. Edwards
•	Competitive interest rates compared to those of other brokerage firm bank deposit programs
•	The opportunity to earn higher rates based on account type and household asset values

“Our AGE Bank Deposit Program will give our clients a more appealing choice for their cash balances with the added protection of FDIC insurance,” said Peter Miller, executive vice president and director of Sales & Marketing at A.G. Edwards. “Additionally, clients who deposit cash balances into this program through their UltraAsset Accounts will continue to have convenient access to their cash and opportunities to earn higher rates on their cash, along with many other UltraAsset Account benefits such as no-fee IRAs. We view the AGE Bank Deposit Program as another positive step in our ongoing efforts to provide our clients the widest array of products and services for their full-service needs.”

Once the program begins, all new brokerage accounts opened at A.G. Edwards will feature the AGE Bank Deposit Program as the default “sweep” option for available cash in those accounts, and certain existing accounts will be eligible for conversion to the program.

- more -

A.G. Edwards, Inc.

Additionally, A.G. Edwards Trust Company FSB will apply to the Office of Thrift Supervision to expand its powers to be able to accept deposits so it can participate in the AGE Bank Deposit Program.

ABOUT A.G. EDWARDS, INC.

A.G. Edwards, Inc. is a financial services holding company whose primary subsidiary is the national investment firm of A.G. Edwards & Sons, Inc. Drawn to the firm’s client-first philosophy, individuals and businesses have turned to A.G. Edwards for sound advice and access to a wide array of investment products and services that can help them meet their financial goals and objectives. Founded in 1887, A.G. Edwards and its affiliates employ approximately 6,700 financial consultants in 741 offices nationwide and two European locations in London and Geneva. More information can be found on agedwards.com.

#   #  #

HOW A.G. EDWARDS DOES BUSINESS

A.G. Edwards & Sons, Inc., a subsidiary of A.G. Edwards, Inc., generally acts as a broker-dealer, but may act as an investment advisor on designated accounts, and the firm’s obligations will vary with the role it plays. When working with clients the firm generally acts as a broker-dealer unless specifically indicated in writing. To better understand the differences between brokerage and advisory services, please consult “Important Information About Your Relationship With A.G. Edwards” on agedwards.com.

This material contains forward-looking statements within the meaning of federal securities laws. Actual results are subject to risks and uncertainties, including both those specific to A.G. Edwards and those to the industry, which could cause results to differ materially from those contemplated. The risks and uncertainties include, but are not limited to, general economic conditions, government monetary and fiscal policy, the actions of competitors, changes in and effects of marketing strategies, client interest in specific products and services, the completion of all contractual, technological, legal and other requirements for the introduction of new products or services, regulatory changes and actions, changes in legislation, risk management, and approval by the Office of Thrift Supervision of the expansion of powers of A.G. Edwards Trust Company FSB. Undue reliance should not be placed on the forward-looking statements, which speak only as of the date of this release. A.G. Edwards does not undertake any obligation to publicly update any forward-looking statements.

#   #  #